Exhibit 99.1
ANCESTRY.COM LLC REPORTS THIRD QUARTER 2015 FINANCIAL RESULTS
– Third Quarter Revenues $171.5 Million, Up 10.9%Year-Over-Year;
Up 13.1% on Constant Currency Basis –
– Third Quarter Adjusted EBITDA $67.4 Million, Up 21.5% Year-Over-Year(1) –
PROVO, Utah, October 21, 2015 – Ancestry.com LLC (the “Company”), the largest provider of family history and personal DNA testing, reported financial results today for the third quarter ended September 30, 2015.
“Our third quarter results benefited from strong business fundamentals and good execution, highlighted by double-digit year-over-year growth in revenue, adjusted EBITDA and free cash flow,” said Tim Sullivan, Chief Executive Officer of Ancestry.com. “Our subscriber base remains healthy, engagement trends are solid following our staged roll-out of the New Ancestry website and customer experience, and AncestryDNA is now the world's largest consumer genomics database with sales in the quarter doubling relative to last year. We are poised to deliver outstanding performance in 2015, and the strategic investments we’ve made in the business position Ancestry for attractive new opportunities in 2016 and beyond.”
Third Quarter 2015 Financial Highlights

•
Total revenues for the third quarter of 2015 were $171.5 million compared to $154.7 million in the third quarter of 2014 driven by growth in revenues from AncestryDNA and the core Ancestry websites. On a constant currency basis, third quarter 2015 total revenues would have increased 13.1% year-over-year.

•	Net loss for the third quarter of 2015 was $(0.6) million compared to a net loss of $(1.2) million in the third quarter of 2014.

•
Adjusted EBITDA(2) for the third quarter of 2015 was $67.4 million compared to $55.9 million in the third quarter of 2014. Adjusted EBITDA for the three months ended September 30, 2015 included $1.5 million of professional services fees related to litigation and costs associated with a return-of-capital distribution declared in August 2015 to our parent. Adjusted EBITDA for the three months ended September 30, 2014 included $0.8 million of professional service fees related to litigation.

•	Free cash flow(3) totaled $44.2 million for the third quarter of 2015, compared to $31.0 million for the third quarter of 2014.

•	Cash and cash equivalents totaled $114.1 million as of September 30, 2015.

•	Obligations under long-term debt(4) totaled $1.0 billion as of September 30, 2015.
________________________________________

(1)
Adjusted EBITDA for the third quarter of 2015 increased 21.5% year-over-year excluding the impact of one-time expenses of $1.5 million of professional services fees related to litigation and costs associated with a return-of-capital distribution declared in August 2015 to our parent for the three months ended September 30, 2015 and $0.8 million of professional service fees related to litigation for the three months ended September 30, 2014.

(2)
Adjusted EBITDA is defined as net income (loss) plus interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges including depreciation, amortization and stock-based compensation expense.

(3)	Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest.

(4)
This amount does not include $390.2 million in senior unsecured PIK notes issued by our parent company, Ancestry.com Holdings LLC. While not required, Ancestry.com LLC has made and intends to pay future distributions or loans to its parent related to the PIK notes.

Ancestry Business Updates

•	Subscribers – Subscribers of Ancestry websites totaled approximately 2,243,000 as of September 30, 2015, up slightly compared to June 30, 2015 and up 6% compared to September 30, 2014.

•
Product – Ancestry continues to make progress on the roll-out of a broad redesign of its core website. The new website features, capabilities, and site enhancements reinvent the ways Ancestry members create and showcase their family story.

•
Content – The Company added more than 400 million new records in the third quarter of 2015 to its collection of more than 16 billion records. During the quarter, the Company launched its U.S. Probate and Wills collection, comprising 170 million records dating to 1668 and spanning all 50 states and more than 100 million Americans. Additionally, Newspapers.com, an Ancestry business unit, announced a collaboration with Gannett to digitally archive more than 80 U.S. newspapers. Other significant new collections added in the third quarter included:

•	U.S. Social Security Applications and Claims Index, 1936-2007

•	U.K. City, Town and Village Photos, 1857-2005

•	U.K. Apprentices Indentured in Merchant Navy, 1824-1910

•	Germany collections totaling 60 million new records

•
AncestryDNA – AncestryDNA kit sales approximately doubled compared with the prior-year third quarter. AncestryDNA also released new product functionality to help customers determine if their cousin matches come from their paternal or maternal lines.

Conference Call & Webcast
Ancestry.com will host a conference call today at 3:00 p.m. MT (5:00 p.m. ET). Participants can access the conference call by dialing (844) 831-3026 (domestic toll-free) or (315) 625-6887 (international) approximately ten minutes prior to the start time.
Use of Non-GAAP Measures
The Company believes that adjusted EBITDA and free cash flow are useful measures of operating performance because they exclude items that the Company does not consider indicative of its core performance. In the case of adjusted EBITDA, net income (loss) is adjusted for interest expense, net; other (income) expense, net; income tax expense (benefit); and non-cash charges including depreciation, amortization and stock-based compensation expense. Free cash flow subtracts from adjusted EBITDA the capitalization of content databases, purchases of property and equipment and cash received (paid) for income taxes and interest. However, these non-GAAP measures should be considered in addition to, not as a substitute for or superior to, net income (loss) and net cash provided by operating activities, or other financial measures prepared in accordance with GAAP. A reconciliation to net income (loss), the GAAP equivalent of these non-GAAP measures is contained in tabular form on the attached unaudited summary financial statements.
The Company uses adjusted EBITDA and free cash flow as measures of operating performance; for planning purposes, including the preparation of the annual operating budget; to allocate resources to enhance the financial performance of its business; to evaluate the effectiveness of its business strategies; and in communications with its operating committee concerning its financial performance. The Company also uses adjusted EBITDA as a factor when determining the incentive compensation pool.
About Ancestry
Ancestry is the largest provider of family history and personal DNA testing, harnessing the information found in family trees, historical records, genetics and health history to help people gain a new level of understanding about their lives. Ancestry has more than 2 million paying subscribers across its family history websites and approximately 1.2 million DNA samples in the AncestryDNA database. Since 1996, more than 16 billion records have been added, and users have created more than 70 million family trees on the Ancestry flagship site and its affiliated international websites. Ancestry offers a suite of family history products including Archives, Fold3, Newspapers.com and AncestryDNA sold by its subsidiary, Ancestry.com DNA, LLC, and the AncestryHealth product, offered by its subsidiary AncestryHealth.com, LLC.

Forward-Looking Statements
This press release contains forward-looking statements that relate to future events or to future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to be materially different from those anticipated in these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “appears,” “may,” “designed,” “expect,” “intend,” “focus,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “should,” “continue” or “work” or the negative of these terms or other comparable terminology. These statements include statements describing the Company’s subscriber base, future earnings, financial and operating performance, its leadership position and its opportunities and prospects for growth, including growth in revenues, adjusted EBITDA and number of subscribers. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. In particular, such risks and uncertainties include the Company’s continued ability to attract and retain subscribers; continued service outages or a significant disruption in service on its websites; its continued ability to acquire content and make it available online; and its ability to add tools and features and provide value to satisfy customer demand. Information concerning these and additional factors that could cause events or results to differ materially from those projected in the forward-looking statements is contained under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended June 30, 2015, which was filed with the Securities and Exchange Commission on July 31, 2015, and in discussions in other of our Securities and Exchange Commission filings.
These forward-looking statements should not be relied upon as representing our views as of any subsequent date and we assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

ANCESTRY.COM LLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$114,114	$108,494
Restricted cash	3,230	49,086
Accounts receivable, net of allowances of $999 and $540 at September 30, 2015 and December 31, 2014, respectively	10,572	11,241
Current deferred income taxes	1,555	5,277
Prepaid expenses and other current assets	12,276	11,643
Total current assets	141,747	185,741
Property and equipment, net	48,588	37,106
Content databases, net	283,877	282,815
Intangible assets, net	186,753	269,054
Goodwill	948,283	948,283
Other assets	14,053	3,175
Total assets	$1,623,301	$1,726,174
LIABILITIES AND MEMBER’S INTERESTS
Current liabilities:
Accounts payable	$11,957	$11,515
Accrued expenses	55,534	47,029
Acquisition-related liabilities	3,230	49,086
Deferred revenues	156,098	145,010
Current portion of long-term debt, net	7,079	46,537
Total current liabilities	233,898	299,177
Long-term debt, net	989,868	799,403
Deferred income taxes	73,871	115,461
Other long-term liabilities	40,256	16,406
Total liabilities	1,337,893	1,230,447
Commitments and contingencies
Member’s interests:
Member’s interests	440,605	666,830
Accumulated deficit	(155,197)	(171,103)
Total member’s interests	285,408	495,727
Total liabilities and member’s interests	$1,623,301	$1,726,174

ANCESTRY.COM LLC
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Revenues:
Subscription revenues	$147,554	$138,962	$434,679	$414,117
Product and other revenues	23,920	15,722	70,816	50,265
Total revenues	171,474	154,684	505,495	464,382
Costs of revenues:
Cost of subscription revenues	25,353	24,080	76,632	71,343
Cost of product and other revenues	15,265	10,996	43,413	32,924
Total cost of revenues	40,618	35,076	120,045	104,267
Gross profit	130,856	119,608	385,450	360,115
Operating expenses:
Technology and development	24,409	23,743	72,134	72,544
Marketing and advertising	40,253	42,150	124,633	128,341
General and administrative	14,180	12,927	38,062	42,482
Amortization of acquired intangible assets	27,374	36,993	82,301	111,045
Total operating expenses	106,216	115,813	317,130	354,412
Income from operations	24,640	3,795	68,320	5,703
Interest expense, net	(28,352)	(17,232)	(62,182)	(52,382)
Other income (expense), net	(156)	(181)	(229)	144
Income (loss) before income taxes	(3,868)	(13,618)	5,909	(46,535)
Income tax benefit	3,318	12,391	9,997	35,322
Net income (loss)	$(550)	$(1,227)	$15,906	$(11,213)

Comprehensive income (loss)	$(550)	$(1,227)	$15,906	$(11,213)

ANCESTRY.COM LLC
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Reconciliation of adjusted EBITDA and free cash flow to net income (loss): (1)
Net income (loss)	$(550)	$(1,227)	$15,906	$(11,213)
Interest expense, net	28,352	17,232	62,182	52,382
Other (income) expense, net	156	181	229	(144)
Income tax benefit	(3,318)	(12,391)	(9,997)	(35,322)
Depreciation	5,411	5,564	16,517	15,862
Amortization	35,427	44,322	105,831	132,660
Stock-based compensation expense	1,914	2,172	5,715	5,996
Adjusted EBITDA	$67,392	$55,853	$196,383	$160,221
Capitalization of content databases	(8,075)	(9,689)	(24,615)	(29,208)
Purchases of property and equipment	(3,504)	(6,131)	(9,948)	(19,109)
Cash paid for interest (2)	(7,550)	(6,877)	(36,803)	(37,223)
Cash paid for income taxes	(4,066)	(2,113)	(16,871)	(1,227)
Free cash flow	$44,197	$31,043	$108,146	$73,454
Footnotes:

(1)
Net loss and therefore adjusted EBITDA and free cash flow for the three and nine months ended September 30, 2015 include $1.5 million and $2.1 million, respectively, of professional service fees related to litigation and costs associated with a return-of-capital distribution declared in August 2015 to our parent company, Ancestry.com Holdings LLC. For the three and nine months ended September 30, 2014, net loss and therefore adjusted EBITDA and free cash flow include $0.8 million and $4.3 million, respectively, of professional service fees related to litigation and costs associated with the return-of-capital distribution declared in February 2014 by our parent.

(2)
Cash paid for interest for the nine months ended September 30, 2015 and 2014 does not include $19.1 million and $18.4 million of payments made to our parent related to the interest obligations on its senior unsecured PIK notes. No payments related to interest on the PIK notes were made to our parent during the three months ended September 30, 2015 and 2014.

ANCESTRY.COM LLC
Total Subscribers and Net Subscriber Additions
(in thousands)

	Three Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014
	(unaudited)
Total subscribers	2,243	2,220	2,125
Net subscriber additions	23	1	16
Contact:
Melissa Garrett
mgarrett@ancestry.com
(801) 705-7105